EXHIBIT 99

                         DARDEN REPORTS 120% INCREASE IN
                        SECOND QUARTER EARNINGS PER SHARE

ORLANDO, FL - Darden Restaurants reported a 120% increase in second quarter earnings per share to 11 cents (diluted) on earnings after tax of $15.9 million. This increase was led by healthy comparable restaurant sales gains at Olive Garden and Red Lobster, which were achieved with fewer promotions than prior year and an adverse shift versus prior year in the Thanksgiving holiday (during which Darden's restaurants are closed).

"We are exceptionally pleased with the results at both Olive Garden and Red Lobster," said Joe R. Lee, Chairman and Chief Executive Officer. "Olive Garden or Red Lobster has led the Knapp Track survey of casual dining comparable sales 10 out of 11 months this calendar year. Through diligent attention to guest satisfaction and hard work on the part of all our restaurant teams, Olive Garden is clearly becoming America's choice for Italian casual dining and Red Lobster is building momentum even as it makes the fundamental changes required for enduring success. I could not be more delighted with the performance of our teams."

Highlights for the quarter ended November 29, 1998 included:

o Earnings after tax for Darden Restaurants, Inc. in the second quarter were $15.9 million, or 11 cents per diluted share, on $791.2 million in sales. This compares to earnings after tax of $7.5 million, or 5 cents per diluted share, on sales of $745.3 million in the prior year.

o Olive Garden's strong growth continued with an 8.7% comparable restaurant sales gain in the second quarter, making this the 17th consecutive quarter of comparable sales gains. This increase is on top of 9.1% sales growth achieved in the same quarter last year. Adjusting for the Thanksgiving holiday shift (it fell in the second quarter this year and the third quarter last year) Olive Garden's comparable restaurant sales increased 9.6%.

o Red Lobster posted a 5.4% comparable restaurant sales gain in the second quarter and, adjusting for the Thanksgiving holiday shift, the increase was 7.2%. This is Red Lobster's fourth consecutive quarter of comparable restaurant sales growth.

o Bahama Breeze continued to produce strong sales at all three locations. Restaurants are currently under construction in Atlanta, and Raleigh, NC.

o The Company purchased 2.1 million shares of its common stock in the second quarter, proceeding with its previously announced share buyback program.


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Operating Highlights
--------------------

OLIVE GARDEN'S 8.7% comparable restaurant sales gain led the casual dining industry (as measured by Knapp-Track) in the second quarter and marks the 17th consecutive quarter of comparable restaurant sales gains. Olive Garden has led the Knapp Track survey in eight of the last 11 months. As indicated, adjusting for the Thanksgiving holiday shift, comparable restaurant sales rose 9.6%. Total sales were $352.1 million, up over 8%. Operating profits and returns hit record levels for the quarter as a result of strong sales, increased traffic and margin improvements.

"We are thrilled with our second quarter performance," said Brad Blum, President of Olive Garden. "It reflects the tremendous efforts of our restaurant teams, who are working hard to provide great food and attentive service. We are truly committed to being a family of local restaurants focused on delighting every guest with a genuine Italian dining experience. As satisfying as our recent results have been, we know we will only achieve our long term goals through continued innovation and delivering even better guest experiences."

RED LOBSTER'S comparable restaurant sales were up 5.4% from prior year and, adjusting for the Thanksgiving holiday shift, the increase was 7.2%. Total sales of $434.6 million were up 4% with one fewer promotion than last year. Operating profits were sharply higher than prior year, led by strong sales, lower marketing expenses and an improved guest experience.

"We are excited by the continuing momentum that is evident in our increasing sales and operating profits," said Dick Rivera, President of Red Lobster. "It is especially gratifying to have this kind of improvement even before we receive the full benefit of the heavy investments we're making in training, menu development and other phases of our business in our effort to strengthen it for the long term. Our restaurant crews are responding to the challenges of our transition by delivering hospitality with great enthusiasm and energy, and the result is improving guest satisfaction across the country."

BAHAMA BREEZE produced strong sales and restaurant level earnings at all three locations in operation during the second quarter. A fourth restaurant, located in Tampa, opened November 30. Restaurants are currently under construction in Atlanta, and Raleigh, NC, both with a projected fiscal year 1999 opening. Additional locations are also under development throughout the U.S.

Other Actions
-------------

In other actions, the Board of Directors elected Julius Erving II a director. Mr. Erving, known as "Dr. J" during his career as a professional basketball player, is President of The Erving Group, co-owner of the Philadelphia Coca-Cola Bottling Company in Philadelphia, PA, Executive Vice President of the Orlando Magic Basketball Franchise, and Vice President of RDV Sports in Orlando. "We welcome Julius Erving to our board," said Lee. "He is a successful entrepreneur, known for his character, integrity and civic contributions."

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

Also, the Board of Directors authorized the repurchase of an additional 13.8 million shares of the Company's common stock. This represents approximately 10% of the shares outstanding as of the end of the second quarter and brings the total authorizations to date to 44.6 million shares, of which the Company has cumulatively repurchased 25.8 million shares. These shares will continue to be purchased opportunistically on the open market based on price and operating performance considerations.

Darden Restaurants Inc., headquartered in Orlando, Florida, owns and operates Red Lobster, Olive Garden and Bahama Breeze restaurants with annual sales of $3.3 billion.

                            DARDEN RESTAURANTS, INC.
                             NUMBER OF RESTAURANTS

      11/23/97                                               11/29/98
      --------                                               --------

           649            Red Lobster USA                         642
            35            Red Lobster Canada                       34
      --------                                                -------
           684            Total Red Lobster                       676

           460            Olive Garden USA                        459
            05            Olive Garden Canada                      05
      --------                                                -------
           465            Total Olive Garden                      464

             2            Bahama Breeze                             3
      --------                                                -------
         1,151            Total Restaurants                     1,143


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